Exhibit 99

FOR IMMEDIATE RELEASE

Marine Products Corporation Announces Reduced Quarterly Cash Dividend

ATLANTA, January 28, 2009 -- The Marine Products Corporation (NYSE: MPX) announced today that its Board of Directors reduced the quarterly cash dividend from $0.065 per share to $0.01 per share.  The dividend will be payable March 10, 2009 to common shareholders of record at the close of business on February 10, 2009.  This reduction in dividends aligns with management’s conservative business strategy.  The reduction will not only support the operations and the long-term goals of the company, but will additionally benefit shareholders as a debt-free balance sheet, with a high balance of cash and investment-grade marketable securities, will give the Company the financial strength to operate in this most difficult environment.

Marine Products is a leading manufacturer of fiberglass boats, including Chaparral pleasure boats and Robalo sport fishing boats.  Marine Products Corporation's investor Web site can be found on the Internet at www.marineproductscorp.com.

For information about Marine Products Corporation please contact:

Ben M. Palmer
Chief Financial Officer
(404) 321-7910
irdept@marineproductscorp.com

Jim Landers
Vice President, Corporate Finance
(404) 321-2162
jlanders@marineproductscorp.com